Exhibit 99.1
FOR IMMEDIATE RELEASE
Kaiser Aluminum Corporation Reports
Second Quarter and Year-to-Date 2009 Financial Results
•	Fabricated Products Operating Income $20 Million Before Non-Run-Rate Items

•	Underlying Operating Results Driven By Weak Economic Conditions

•	Improvement in Manufacturing Efficiencies and Lower Energy Costs

•	Strong Operating Cash Flow and Significant Inventory Reduction
FOOTHILL RANCH, Calif., July 29, 2009 — Kaiser Aluminum Corporation (NASDAQ:KALU) today reported net income of $20 million and earnings per diluted share of $0.97 for the second quarter ended June 30, 2009. Excluding the impact of pre-tax, non-run-rate net gains of approximately $22 million, adjusted net income was $7 million and earnings per diluted share were $0.32 for the second quarter of 2009. Consolidated operating income, adjusted for non-run-rate items, was approximately $13 million for the second quarter 2009 compared to $28 million in the first quarter 2009 and $35 million in the prior year quarter.
Year-to-date, reported net income was $23 million as compared to $62 million in the prior year period. Earnings per diluted share were $1.16 for the six months ended June 30, 2009 as compared $3.00 for the prior year period. The year-to-date 2009 earnings results included a net gain of approximately $1 million of pre-tax, non-run-rate items compared to $33 million of pretax, non-run-rate gains on derivative positions in the comparable 2008 period.
Second Quarter Summary Comments
“Second quarter underlying operating results were largely consistent with the outlook we provided last quarter, reflecting a very challenging economic and market environment,” said Jack A. Hockema, President, CEO and Chairman. “Weaker demand combined with de-stocking throughout the supply chain drove aerospace and high strength shipments lower from our record first quarter levels while shipments of general engineering and other products modestly improved from depressed first quarter levels. We are pleased that our efforts to improve manufacturing efficiencies combined with the benefit of lower energy costs were able to partially offset the decline in overall demand.”
“Consistent with our 2009 objectives, we continued to improve underlying cost performance and appropriately align inventory levels. We remain on track to achieve our cost performance goals during the second half of this year, equivalent to our 2007 baseline. In addition, we have continued to reduce our inventory from 2008 levels, deriving cash flows of $8 million in the second quarter and $32 million year-to-date. We think it is notable that during the most severe recession in recent history, we generated strong cash flow, increased our net cash position by $51 million year-to-date and continued to pay quarterly dividends and fund a major capital investment,” said Mr. Hockema.

Second Quarter and Year-to-Date 2009 Consolidated Results
(Non GAAP, Unaudited)*
($mm, except per share amounts)

	Quarter			Year-to-Date
	2Q09	1Q09	2Q08	2009	2008
Net Sales	$232	$266	$414	$498	$813

Operating Income before NRR[1]

Fabricated Products	$20	$28	$42	$48	$83

Primary Aluminum	$3	$9	$6	$12	$15

Corporate	$(9)	$(10)	$(13)	$(19)	$(26)

Consolidated Operating Income before NRR[1,2]	$13	$28	$35	$41	$73

Non-Run-Rate Items	$22	$(20)	$3	$1	$33

Reported Operating Income[2]	$35	$7	$38	$42	$106

Net Income	$20	$4	$23	$23	$62

EPS (diluted, GAAP)	$0.97	$0.19	$1.11	$1.16	$3.00

Adjusted EPS[3]	$0.32	$0.81	$1.01	$1.14	$2.06

[1]	NRR = Non-Run-Rate, [2] Totals may not sum due to rounding, [3] Estimated EPS excluding NRR items, net of tax

*	Please refer to GAAP financial statements
The Company reported operating income of $35 million in the second quarter 2009, compared to $7 million in the first quarter 2009 and $38 million in the prior year period. Second quarter 2009 results reflect approximately $22 million of pre-tax, non-run-rate items, primarily comprised of $27 million of mark-to-market gains on derivative positions partially offset by $5 million of previously announced restructuring charges related primarily to its Bellwood, Va. facility. Adjusted for non-run-rate items, consolidated operating income decreased to $13 million in the second quarter of 2009, down from $28 million in the first quarter 2009 and $35 million in the prior year quarter.
Consolidated net sales for the second quarter ended June 30, 2009 were $232 million, compared to $414 million reported in the prior year quarter. The decline in net sales was driven by lower Fabricated Products shipments and the impact of significantly lower underlying metal prices compared to the prior year quarter. As a reminder, the Company manages its Fabricated Products business to be neutral to fluctuations in metal prices by passing on the underlying metal cost to customers through various pricing mechanisms.
As previously announced, Anglesey is expected to fully curtail its smelter operations in September 2009. The Company does not anticipate it will realize, through receipt of dividends, its interest in earnings from the Anglesey, Wales operation any time in the foreseeable future. As a result and consistent with the prior quarter, the Company impaired its share of Anglesey’s earnings in the second quarter of 2009. After the impairment, operating income for the Primary Aluminum segment was $27 million, of which $24 million related to non-cash, non-run-rate mark to market gains as previously noted. The Company has no obligation to make any future cash investments in Anglesey.

Fabricated Products Segment Results
(Non GAAP, Unaudited)*

	Quarter			Year-to-Date
	2Q09	1Q09	2Q08	2009	2008
Shipments (lbs, mm)	101	109	148	210	300

Net Sales ($mm)	205	241	359	446	708

Average Realized Price ($/lb)

Metal Price[1]	$0.84	$0.86	$1.27	$0.85	$1.20

Value Added Revenue[2]	$1.18	$1.35	$1.15	$1.27	$1.16

Total	$2.02	$2.21	$2.42	$2.12	$2.36

Operating Income before NRR[3]	$20	$28	$42	$48	$83

Non-Run-Rate Items	$(1)	$(14)	$1	$(16)	$(1)

Reported Operating Income[4]	$19	$14	$43	$33	$83

[1]	Hedged cost of alloyed metal, [2] Value Added Revenue = Net Sales-Metal Price

[3]	NRR = Non-Run-Rate, [4] Totals may not sum due to rounding

*	Please refer to GAAP financial statements
The Fabricated Products segment reported operating income of approximately $19 million in the second quarter 2009, an increase sequentially from $14 million in the first quarter 2009, and a decrease from $43 million in the prior year period. Adjusted for non-run-rate items, operating income was $20 million in second quarter 2009, $28 million in the first quarter of 2009 and $42 million in the prior year quarter, reflecting significant deterioration in underlying business conditions and weaker demand levels.
Operating income before non-rate-run items declined sequentially by $8 million in the second quarter 2009 as improved manufacturing efficiencies and lower energy costs partially offset lower overall shipments. Weak demand combined with supply chain de-stocking significantly impacted second quarter shipments for aerospace applications. However, contract volume for aerospace plate linked to the Trentwood expansion cushioned the impact of lower shipments while shipments for general engineering and other industrial applications modestly increased compared to the first quarter 2009.
Compared to the prior year quarter, operating income for Fabricated Products was negatively impacted by a 32% decline in shipments. Aerospace plate shipments were higher in the second quarter 2009 as compared to the prior year quarter. However, weak demand and aggressive de-stocking led to reduced shipments for all other applications. The negative impact of sales declines was partially mitigated by improved energy and currency costs.
Corporate Highlights
During the quarter, the Company continued to improve its financial strength and flexibility. Solid cash flow generated from earnings and working capital improvements funded capital investments and regular quarterly dividend payments. For both the second quarter and year-to-date 2009, the Company increased its net cash position, and it continues to maintain a liquidity cushion through borrowing availability under its revolving credit facility.

The Company’s strategic investment in its new Kalamazoo, Mich. facility remains on schedule to be operational in early 2010. The total investment is expected to exceed the original project plan by approximately $25 million as a result of higher-than-anticipated building modifications and auxiliary equipment costs. The facility is expected to yield significant efficiencies in the rod and bar value stream for the distribution market. In addition, as opportunities for sales growth and profitability enhancements have increased, the Company plans to utilize additional capacity at the Kalamazoo facility to support sales growth in aluminum extrusions for automotive applications. When fully operational, the facility will position the Company as a low-cost producer for extruded rod and bar and automotive products.
The Company continues to maintain its quarterly dividend program and recently announced that its Board declared a dividend of $0.24 per share, or approximately $5 million, which will be paid to shareholders on August 17, 2009 to shareholders of record on July 27, 2009.
Outlook
“Although current economic conditions continue to present a challenging market environment, the long-term fundamentals for our businesses remain positive,” said Mr. Hockema. “In the near term, we expect weak demand and de-stocking for aerospace and high strength applications to continue, particularly for the higher value-added products. While our visibility for general engineering, ground transportation and industrial applications remains limited, we are cautiously optimistic that de-stocking trends for these products are beginning to moderate. However, we have not yet seen clear indications of improving demand for these applications. Overall, in the third quarter 2009 we anticipate that the Fabricated Products shipments and product mix will be comparable to the second quarter 2009 levels.”
“We remain focused on improving our financial and competitive strengths and are confident that Kaiser Aluminum is well positioned to manage through this market cycle and capitalize on new opportunities as they arise. We will continue to prudently invest in projects that enhance our competitive strengths and improve manufacturing efficiencies that together will drive long-term growth and profitability,” concluded Mr. Hockema.
Conference Call
Kaiser Aluminum Corporation will host a conference call on July 30, 2009, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss second quarter 2009 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (877) 795-3638, and internationally at (719) 325-4770. A link to the simultaneous web cast can be accessed on the Company’s website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the start of the call. An audio archive will be available on the Company’s website following the call.
Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The Company’s North American facilities produce value-added sheet, plate, extrusions, forgings, rod, bar and tube products, adhering to traditions of quality, innovation and service that have been key components of our culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index. For more information, please visit www.kaiseraluminum.com.

Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the Company has provided reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.
The non-GAAP financial measures used within this earnings release are operating profit, net income and earnings per diluted share, excluding non-run-rate and non-operating gains and losses. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.
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This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) disruption in global financial markets that have reduced the liquidity available to the Company’s customers and the purchasers of products that materially affect demand for the Company’s materials, including commercial airlines; (b) risk and exposure to the impact of non-performance by banks committed to provide financing, hedging counterparties, insurers, customers and suppliers; (c) reduced customer demand under existing contracts resulting in customers limiting purchases to contractual minimum volumes or seeking relief from contractual obligations; (d) risk that customers and suppliers may liquidate or seek protection under federal bankruptcy laws and reject existing contractual commitments; (e) pressure to reduce defense spending and demand for the Company’s products used in defense applications as the U.S. and other governments are faced with competing national priorities; (f) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company and the Company’s ability to flex production consistent with changing demand levels; (g) the Company’s ability to lower energy costs, realize manufacturing efficiencies and complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing and cost efficiencies and product expansions as planned and by targeted completion dates; and (h) other risk factors summarized in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2008. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (1) (2)
(Unaudited)
(In millions of dollars except share and per share amounts)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net sales	$232.1	$413.5	$498.0	$812.5

Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation, amortization and other items	170.3	352.0	395.9	660.5
Lower of cost or market inventory write-down	—	—	9.3	—
Impairment of investment in Anglesey	1.2	—	1.8	—
Restructuring costs and other charges	5.1	—	6.3	—
Depreciation and amortization	4.3	3.7	8.4	7.2
Selling, administrative, research and development, and general	17.1	19.7	35.0	38.5

Other operating (benefits) charges, net	(.9)	.1	(.9)	.2

Total costs and expenses	197.1	375.5	455.8	706.4

Operating income	35.0	38.0	42.2	106.1
Other income (expense):
Interest expense	(.2)	(.3)	(.4)	(.5)
Other income (expense), net	—	.6	(.1)	1.2

Income before income taxes	34.8	38.3	41.7	106.8
Income tax provision	(15.2)	(15.5)	(18.3)	(44.9)

Net income	$19.6	$22.8	$23.4	$61.9

Earnings per share — Basic (3):
Net income per share	$.97	$1.11	$1.16	$3.00

Earnings per share — Diluted (3):
Net income per share	$.97	$1.11	$1.16	$3.00

Weighted-average number of common shares outstanding (000):
Basic	19,538	20,042	19,506	20,034

Diluted	19,538	20,042	19,506	20,034

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which owns an aluminum smelter in the United Kingdom.

(2)	Please refer to the Company’s Quarterly Report on Form 10-Q for the year ended June 30, 2009, for additional detail regarding the items in the table.

(3)	The Company adopted Financial Accounting Standards Board Staff Position Emerging Issues Task Force 03-6-1, Determining Whether Instruments Granted in Share-based Payment Transactions are Participating Securities (“FSP EITF 03-6-1”), on January 1, 2009. All of the Company’s unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) were treated as participating securities and were included in the computation of earnings per share pursuant to the two-class method in accordance with Statement of Financial Accounting Standards No. 128, Earnings per Share. Upon adoption, the Company retrospectively adjusted its earnings per share data for the quarter and six month periods ended June 30, 2008 to conform with the provisions in FSP EITF 03-6-1.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
SELECTED OPERATIONAL AND FINANCIAL INFORMATION (1) (2)
(Unaudited)
(In millions of dollars except shipments and average realized third-party sales price)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Shipments (millions of pounds):
Fabricated Products	101.4	148.4	210.4	300.2
Primary Aluminum	36.5	36.8	72.7	73.8

	137.9	185.2	283.1	374.0

Average Realized Third Party Sales Price (per pound):
Fabricated Products	$2.02	$2.42	$2.12	$2.36
Primary Aluminum	$.75	$1.48	$.72	$1.41
Net Sales:
Fabricated Products	$204.8	$359.2	$445.6	$708.4
Primary Aluminum	27.3	54.3	52.4	104.1

Total Net Sales	$232.1	$413.5	$498.0	$812.5
Segment Operating Income:
Fabricated Products	$18.6	$42.9	$32.6	$82.9
Primary Aluminum	26.9	8.1	31.3	48.7
Corporate and Other	(11.4)	(12.9)	(22.6)	(25.3)
Other Operating Benefits (Charges), Net	.9	(.1)	.9	(.2)

Total Operating Income	$35.0	$38.0	$42.2	$106.1

Net Income	$19.6	$22.8	$23.4	$61.9

Capital Expenditures, net of change in accounts payable	$14.4	$23.3	$36.6	$38.3

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which owns an aluminum smelter in the United Kingdom.

(2)	Please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, for additional detail regarding the items in the table.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS (1) (2)
(Unaudited)
(In millions of dollars, except share amount)

	June 30,	December 31,
	2009	2008
ASSETS
Current assets (3)	$322.1	$428.7
Property, plant, and equipment — net	323.6	296.7
Net asset in respect of VEBA	55.5	56.2
Deferred tax assets — net	295.7	313.3
Other assets	38.6	50.5

Total	$1,035.5	$1,145.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (4)	$146.2	$235.0
Net liability in respect of VEBA	15.9	14.0
Long-term liabilities	59.3	65.3
Revolving credit facility and other long-term debt	7.1	43.0

	228.5	357.3

Stockholders’ equity:
Common stock	.2	.2
Additional capital	964.9	958.6
Retained earnings	47.8	34.1
Common stock owned by Union VEBA subject to transfer restrictions, at reorganization value	(116.4)	(116.4)
Treasury stock, at cost, 572,706 shares at both June 30, 2009 and December 31, 2008	(28.1)	(28.1)
Accumulated other comprehensive loss	(61.4)	(60.3)

Total stockholders’ equity	807.0	788.1

Total	$1,035.5	$1,145.4

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which owns an aluminum smelter in the United Kingdom.

(2)	Please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 for additional detail regarding the items in the table.

(3)	Primarily includes Cash and cash equivalents of $14.6 and $.2, Inventories of $128.1 and $172.3, net Trade receivables of $74.2 and $98.5, and prepaid expenses and other current assets of $102.1 and $128.4 at June 30, 2009, and December 31, 2008, respectively.

(4)	Primarily includes Accounts payable of $37.7 and $52.4, Accrued salaries, wages and related expenses of $30.2 and $41.2 and Other accrued liabilities of $57.2 and $113.9 at June 30, 2009, and December 31, 2008, respectively.

Reconciliation of Non-GAAP Measures
The following table presents a reconciliation of non-GAAP measures presented in the earnings release for the quarter ended June 30, 2009:

	Fabricated Products	Primary Aluminum	Corporate and Other	Consolidated
GAAP operating income (loss)	$18.6	$26.9	$(10.5)	$35.0

Mark-to-market gains	2.2	24.4	—	26.6

Restructuring costs and other charges	(4.2)	—	(.9)	(5.1)

Other non-run-rate items (1)	.6	—	(.5)	.1

Total non-run-rate adjustments	(1.4)	24.4	(1.4)	21.6

Operating income (loss), excluding non-run-rate items	$20.0	$2.5	$(9.1)	$13.4

GAAP net income				$19.6

Total non-run-rate adjustments (net of tax)				(13.1)

Net income, excluding non-run-rate adjustments (net of tax)				$6.5

Diluted earnings per share (GAAP)				$.97

Diluted income per share, excluding non-run-rate items				$.32

(1)	Other non-run-rate items represent non-cash LIFO benefit, metal losses, and pre-emergence related environmental costs for the Fabricated Products segment and non-cash net periodic benefit costs related to the VEBAs and bad debt recoveries from pre-emergence write-offs for the Corporate and Other segment.

The following table presents a reconciliation of non-GAAP measures presented in the earnings release for the quarter ended June 30, 2008:

	Fabricated Products	Primary Aluminum	Corporate and Other	Consolidated
GAAP operating income (loss)	$42.9	$8.1	$(13.0)	$38.0

Mark-to-market gains	2.7	2.2	—	4.9

Other non-run-rate items (1)	(1.8)	—	.1	(1.7)

Total non-run-rate adjustments	.9	2.2	.1	3.2

Operating income (loss), excluding non-run-rate items	$42.0	$5.9	$(13.1)	$34.8

GAAP net income				$22.8

Total non-run-rate adjustments (net of tax)				(1.9)

Net income, excluding non-run-rate adjustments (net of tax)				$20.9

Diluted earnings per share (GAAP)				$1.11

Diluted income per share, excluding non-run-rate items				$1.01

(1)	Other non-run-rate items represent non-cash LIFO charge, metal gains and pre-emergence related environmental costs for the Fabricated Products segment and primarily non-cash net periodic benefit income related to the VEBAs for the Corporate and Other segment.
Investor Relations Contact:

Melinda C. Ellsworth
Kaiser Aluminum
(949) 614-1757
Public Relations Contact:

Dave Quast
FD
(646) 421-5341